                                     [LOGO]

                                6820 LBJ FREEWAY
                              DALLAS, TEXAS 75240
                                 (972) 980-9917

                                                              September 18, 1998

Dear Shareholder:

    You are cordially invited to attend the annual meeting of shareholders of Brinker International, Inc. (the "Company") to be held at 10:00 a.m., on Thursday, October 29, 1998, at the Cinemark 17 Theater, located at 11819 Webb Chapel Road, Dallas, Texas. The meeting is being held for the following purposes:

    (A) to elect twelve (12) directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

    (B) to approve the Company's Stock Option and Incentive Plan; and

    (C) to transact such other business as may properly come before the meeting or any adjournment thereof.

    Our agenda for the meeting will also include a strategic overview of the Company.

    It is important that your shares be represented at the meeting, whether or not you attend personally. I urge you to sign, date and return the enclosed proxy, or vote via telephone as set forth in the proxy, at your earliest convenience.

                                          Very truly yours,

                                          NORMAN E. BRINKER
                                          CHAIRMAN OF THE BOARD

                          BRINKER INTERNATIONAL, INC.
                                6820 LBJ FREEWAY
                              DALLAS, TEXAS 75240
                                 (972) 980-9917

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 29, 1998

To our Shareholders:

    NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Brinker International, Inc., a Delaware corporation (the "Company"), will be held at the Cinemark 17 Theater, located at 11819 Webb Chapel Road, Dallas, Texas, on Thursday, October 29, 1998, at 10:00 a.m., local time, for the following purposes:

    (A) to elect twelve (12) directors of the Company to serve until the next annual meeting of shareholders or until their respective successors shall be elected and qualified;

    (B) to approve the Company's Stock Option and Incentive Plan; and

    (C) to transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on September 1, 1998, are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

    It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign and return the enclosed proxy in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote your proxy by telephone) so that your stock will be represented. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting. Please date and sign the enclosed proxy and return it promptly in the enclosed envelope (or follow the instructions set forth on the enclosed proxy to vote your proxy by telephone).

                                          By Order of the Board of Directors,

                                          ROGER F. THOMSON
                                          SECRETARY

Dallas, Texas
September 18, 1998

                          BRINKER INTERNATIONAL, INC.
                                6820 LBJ FREEWAY
                              DALLAS, TEXAS 75240
                                 (972) 980-9917

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 29, 1998

                            ------------------------

    This Proxy Statement is first being mailed on or about September 18, 1998, to shareholders of Brinker International, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders to be held on October 29, 1998. Proxies in the form enclosed will be voted at the meeting if properly executed, returned to the Company prior to the meeting, and not revoked, or if voted by telephone in accordance with the instructions set forth in the enclosed proxy, and not revoked. The proxy may be revoked at any time before it is voted by giving written notice or a subsequently dated proxy (either by mail or by telephone), to the Secretary of the Company, or voting in person.

                           OUTSTANDING CAPITAL STOCK

    The record date for shareholders entitled to vote at the annual meeting is September 1, 1998 (the "Record Date"). At the close of business on the Record Date, the Company had issued and outstanding and entitled to vote at the meeting 65,859,510 shares of Common Stock, $0.10 par value ("Common Stock").

                       ACTION TO BE TAKEN AT THE MEETING

    The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election as directors of the Company of the twelve (12) persons named under the caption "Directors and Executive Officers--Directors" and (ii) for the approval of the Company's Stock Option and Incentive Plan.

    Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

                               QUORUM AND VOTING

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of votes cast on proposals presented to shareholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the Record Date.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned by the principal shareholders of the Company.

                                                                         BENEFICIAL OWNERSHIP
                                                                       -------------------------
                                                                         NUMBER OF
NAME AND ADDRESS                                                           SHARES       PERCENT
---------------------------------------------------------------------  --------------  ---------
Capital Research and Management Company .............................     6,300,000(1)     9.57%
  333 South Hope Street
  Los Angeles, California 90071

Capital Guardian Trust Company, Capital International Limited, and
  Capital International S.A. ........................................     5,427,460(2)     8.24%
  333 South Hope Street
  Los Angeles, California 90071

FMR Corp. ...........................................................     5,107,400(3)     7.76%
  82 Devonshire Street
  Boston, Massachusetts 02109

------------------------

(1) Based on information contained in Schedule 13G dated as of December 31, 1997.

(2) Based on information contained in Schedule 13G dated as of December 31, 1997. The listed companies are affiliated entities.

(3) Based on information contained in Schedule 13G dated as of December 31, 1997.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND ELECTION OF DIRECTORS

    Twelve (12) directors are to be elected at the meeting. Each nominee will be elected to hold office until the next annual meeting of the shareholders or until his or her successor is elected and qualified. To be elected a director, each nominee must receive a plurality of all of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may recommend. All nominees have expressed their intention to serve the entire term for which election is sought. The following table sets forth certain information concerning security ownership of management and nominees for election as directors of the Company:

                                       NUMBER OF SHARES         NUMBER ATTRIBUTABLE
                                        OF COMMON STOCK                 TO
                                      BENEFICIALLY OWNED        OPTIONS EXERCISABLE
                                      AS OF SEPTEMBER 1,         WITHIN 60 DAYS OF      PERCENT
NAME                                      1998(1)(2)             SEPTEMBER 1, 1998     OF CLASS
--------------------------------  ---------------------------  ---------------------  -----------
Norman E. Brinker...............           1,984,009(3)               1,183,750            2.96%
Douglas H. Brooks...............             414,294                    327,470            *
Gerard V. Centioli..............              64,462(4)                  60,000            *
Ronald A. McDougall.............             965,022                    940,000            1.45%
Russell G. Owens................             136,469                    115,447            *
Roger F. Thomson................             176,000                    172,500            *
Donald J. Carty.................              10,000                        -0-            *
Dan W. Cook, III................                 -0-                        -0-            *
Marvin J. Girouard..............                 -0-                        -0-            *
J.M. Haggar, Jr.................              77,687                     23,917            *
Frederick S. Humphries..........              18,413                     17,333            *
Ronald Kirk.....................                 -0-                        -0-            *
Jeffrey A. Marcus...............                 -0-                        -0-            *
James E. Oesterreicher..........              20,500                     20,000            *
Roger T. Staubach...............              31,500                     21,000            *
All executive officers and                 4,225,094                  3,143,970            6.12%
  directors as a group (20
  persons)......................

------------------------

*   Less than one percent (1%)

(1) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of stock of which they are identified as being the beneficial owners.

(2) Includes shares of Common Stock which may be acquired by exercise of options vested, or vesting within 60 days of September 1, 1998, under the Company's 1983 Incentive Stock Option Plan, 1984 Non-Qualified Stock Option Plan, 1992 Incentive Stock Option Plan and 1991 Stock Option Plan for Non-Employee Directors and Consultants, as applicable.

(3) Includes 20,250 shares of Common Stock held of record by a family trust of which Mr. Brinker is trustee.

(4) Includes 2,000 shares of Common Stock held of record by a family trust of which Mr. Centioli is trustee.

    The Company has established a guideline that all senior officers of the Company own stock in the Company, believing that it is important to further encourage and support an ownership mentality among the senior officers that will continue to align their personal financial interests with the long-term interests of the Company's shareholders. Pursuant to the guideline, the minimum amount of Company Common Stock that a senior officer will be required to own will be determined by such officer's position within the Company as well as annual compensation. The Company has established a program with a third-party lender pursuant to which the senior officers will be able to obtain financing for purposes of attaining the stock ownership levels referred to above. Any loans obtained by such senior officers to finance such stock acquisitions are facilitated by the Company pursuant to an agreement in which the senior officer pledges the underlying stock and future incentive payments which may be receivable from the Company as security for the loan.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

    A brief description of each person nominated to become a director of the Company is provided below. All nominees are currently serving as directors of the Company. Each of the current directors was elected at the last annual meeting of the Company's shareholders held on November 6, 1997, except Donald J. Carty, who was appointed to the Board of Directors in June 1998, and Marvin J. Girouard, who was appointed to the Board of Directors in September 1998.

    NORMAN E. BRINKER, 67, served as Chairman of the Board of Directors and Chief Executive Officer of the Company from September 1983 to June 1995, with the exception of a brief period during which Mr. Brinker was incapacitated due to an injury. Mr. Brinker continues to serve as Chairman of the Board of Directors. Mr. Brinker is a member of the Executive and Nominating Committees of the Company. He was the founder of S&A Restaurant Corp., having served as its President from February 1966 through May 1977 and as its Chairman of the Board of Directors and Chief Executive Officer from May 1977 through July 1983. From June 1982 through July 1983, Mr. Brinker served as Chairman of the Board of Directors and Chief Executive Officer of Burger King Corporation, while simultaneously occupying the position of President of The Pillsbury Company Restaurant Group. Mr. Brinker currently serves as a member of the Board of Directors of Haggar Clothing Company.

    RONALD A. MCDOUGALL, 56, was elected President and Chief Executive Officer of the Company in June 1995 having formerly held the office of President and Chief Operating Officer since 1986. Mr. McDougall joined the Company in 1983 and served as Executive Vice President--Marketing and Strategic Development until his promotion to President. Prior to joining the Company, Mr. McDougall held senior management positions at Proctor and Gamble, Sara Lee, The Pillsbury Company and S&A Restaurant Corp. Mr. McDougall has served as a member of the Board of Directors of the Company since September 1983 and is a member of the Executive and Nominating Committees of the Company. Mr. McDougall serves on the Board of Directors of Excel Communications, Inc.

    GERARD V. CENTIOLI, 44, was elected Senior Vice President--Emerging Concepts President and Chief Executive Officer in April 1997. Mr. Centioli joined the Company as Senior Vice President--Maggiano's/ Corner Bakery Concepts President and Chief Executive Officer in August 1995 and was named Senior Vice President--Italian Concepts President and Chief Executive Officer in January 1996. Mr. Centioli previously served as Senior Partner of Lettuce Entertain You Enterprises, Inc. (restaurants) and President and Chief Executive Officer of the Maggiano's Little Italy and The Corner Bakery Divisions. Prior to joining Lettuce Entertain You Enterprises, Inc. in 1984, Mr. Centioli served as Vice President--Division President of Collins Foods International, Inc. Mr. Centioli has served as a member of the Board of Directors of the Company since November 1995.

    DONALD J. CARTY, 51, was named Chairman, President and Chief Executive Officer of AMR Corp. and American Airlines, Inc. in May 1998, after serving as President from March 1995 until May 1998. From

1989 to 1995, he served American and AMR as Executive Vice President--Finance and Planning. He joined American in 1978 and held numerous finance and planning positions, with the exception of a two-year hiatus as President and Chief Executive Officer of CP Air in Canada. He is a graduate of Queen's University in Kingston, Ontario and of the Harvard Graduate School of Business Administration. He serves on the Board of Directors of Dell Computer Corporation, the Canada--U.S. Foundation for Educational Exchange, the Greater Dallas Chamber of Commerce and the Dallas Citizens Council. He was elected to the Board of Directors in June 1998.

    DAN W. COOK, III, 63, is a limited partner with The Goldman Sachs Group, L.P. (investment banking). Mr. Cook started with The Goldman Sachs Group, L.P. in 1961 and was a partner when he retired in 1992. Mr. Cook is a member of the Executive and Compensation Committees of the Company and has served as a member of the Board of Directors since October 1997. Mr. Cook also serves on the Board of Directors for Centex Corporation. Mr. Cook is a member of the Board of Trustees of Southern Methodist University as well as Vice-Chair of the Edwin L. Cox School of Business Executive Board.

    MARVIN J. GIROUARD, 59, is the President and Chief Executive Officer of Pier 1 Imports, Inc., having been elected to the position of President in August 1988 and Chief Executive Officer in June 1998. Mr. Girouard also served as Chief Operating Officer from 1988 to 1998. Mr. Girouard joined Pier 1 Imports in 1975 and has served on its Board of Directors since 1988. He serves as a Director for Tandy Brands Accessories, Inc. and is a member of the Executive Committee for the United States Committee for UNICEF--The United Nations Children's Emergency Fund. Mr. Girouard has served as a member of the Board of Directors of the Company since September 1998.

    J. M. HAGGAR, JR., 73, is currently the owner of J.M. Haggar, Jr. Investments, a business he has operated since retiring as Chairman of the Board of Directors of Haggar Clothing Company in February 1995. Mr. Haggar previously held the positions of President and Chief Executive Officer of Haggar Clothing Company until 1991. Mr. Haggar is a member of the Compensation and Audit Committees of the Company and has served as a member of the Company's Board of Directors since April 1985.

    FREDERICK S. HUMPHRIES, 62, is the President of Florida A&M University in Tallahassee, Florida, having held this position since 1985. Prior to joining Florida A&M University, Dr. Humphries was President of Tennessee State University in Nashville for over 10 years. Dr. Humphries serves as a member of the USDA Task Force of 1890 Land-Grant Institutions in addition to being involved in various civic and community activities. Dr. Humphries has served on the Board of Directors of the Company since May 1994 and is a member of the Audit Committee of the Company. He is also a member of the Board of Directors of Wal-Mart, Inc.

    RONALD KIRK, 44, is currently Mayor of the City of Dallas and a partner in the law firm of Gardere & Wynne. He was elected Mayor in 1995, and previously served as Secretary of State of the State of Texas from 1994 to 1995. Mr. Kirk was engaged in the private practice of law from 1989 to 1994, served as an Assistant City Attorney for Dallas from 1983 to 1989 and as a legislative aide to U.S. Senator Lloyd Bentsen from 1983 to 1989. Mayor Kirk is an honors graduate of Austin College and earned his law degree from The University of Texas. Mayor Kirk has served on the Board of Directors since January 1997 and is a member of the Nominating Committee of the Company.

    JEFFREY A. MARCUS, 51, is President and Chief Executive Officer of Chancellor Media Corporation (radio broadcasting), a position he has held since May 1998. Previously, Mr. Marcus was Chairman, President and Chief Executive Officer of Marcus Cable Company, a company he formed in 1990 after spending more than 20 years in the cable television industry. Mr. Marcus is active in several civic and charitable organizations. Mr. Marcus has served on the Board of Directors since January 1997 and is a member of the Executive Committee of the Company.

    JAMES E. OESTERREICHER, 57, is the Chairman of the Board and Chief Executive Officer of J.C. Penney Company, Inc., having been elected to the position of Chairman of the Board in January 1997 and to the position of Chief Executive Officer in January 1995. Mr. Oesterreicher served as Vice Chairman of the Board from 1995 to 1997, as President of JCPenney Stores and Catalog from 1992 to 1995 and as Director of JCPenney Stores from 1988 to 1992. Mr. Oesterreicher has been with the J.C. Penney Company since 1964 where he started as a management trainee. He serves as a Director for various entities, including Texas Utilities Company, Presbyterian Healthcare Systems, National Retail Federation, Circle Ten Council--Boy Scouts of America, National 4-H Council, National Organization on Disability and March of Dimes Birth Defects Foundation. He also serves as a member of the Policy Committee of the Business Roundtable. Mr. Oesterreicher has served as a member of the Board of Directors of the Company since May 1994 and is a member of the Compensation and Nominating Committees of the Company.

    ROGER T. STAUBACH, 56, has been Chairman of the Board and Chief Executive Officer of The Staubach Company, a national real estate company specializing in tenant representation, since 1982. He has served as a member of the Board of Directors of the Company since May 1993 and is a member of the Executive Committee of the Company. Mr. Staubach is a 1965 graduate of the U.S. Naval Academy and served four years in the Navy as an officer. In 1968 he joined the Dallas Cowboys professional football team as quarterback and was elected to the National Football League Hall of Fame in 1985. He currently serves on the Board of Directors of American AAdvantage Funds and International Home Foods, Inc., and is active in numerous civic, charity and professional organizations.

EXECUTIVE OFFICERS

    The following persons are executive officers of the Company who are not nominated to serve on the Company's Board of Directors:

    DOUGLAS H. BROOKS, 46, joined the Company as an Assistant Manager in February 1978 and was promoted to General Manager in April 1978. In March 1979 Mr. Brooks was promoted to Area Supervisor and in May 1982 to Regional Director. He was again promoted in March 1987 to Senior Vice President-Central Region Operations and to the position of Concept Head and Senior Vice President--Chili's Operations in June 1992. Mr. Brooks became Senior Vice President--Chili's Grill & Bar Concept President in June 1994 and was promoted to his current position of Executive Vice President and Chief Operating Officer in May 1998.

    LESLIE CHRISTON, 44, was elected Senior Vice President--On The Border President in April 1997, having previously served as Vice President of Operations/On The Border since joining the Company in July 1996. Prior to this time, Ms. Christon held the position of Senior Vice President of Operations of Red Lobster Restaurants from November 1994 to June 1996 and she was with El Chico Restaurants, Inc. from June 1981 to November 1994. Ms. Christon serves on the Board of Directors of the Women's Foodservice Forum and is the past president of the Roundtable for Women in Foodservice, Inc.

    KENNETH D. DENNIS, 45, joined the Company as a Manager in November 1976 and was promoted to General Manager in June 1978. In February 1979, he became Director of Internal Systems and in September 1983 became Director of Marketing. Mr. Dennis was promoted to Vice President of Marketing in August 1986 and to Senior Vice President of Marketing in August 1993. In February 1997, Mr. Dennis became Senior Vice President--Chief Operating Officer of Cozymel's and was elected to Senior Vice President--Cozymel's President in September 1997. Mr. Dennis serves on the Board of Directors of the Marketing Executives Group and is the past Co-Chairman.

    TODD E. DIENER, 41, joined the Company as a Chili's Manager Trainee in November 1981. In May 1983, Mr. Diener was promoted to General Manager and in April 1985 to Area Director. He was promoted to Regional Director in 1987, Regional Vice President in 1989, Senior Vice President/Chief Operating Officer in July 1996 and in May 1998, Mr. Diener was promoted to Senior Vice President--Chili's Grill & Bar Concept President.

    CAROL E. KIRKMAN, 41, was appointed Executive Vice President of Human Resources in June 1997 after serving as Senior Vice President of Human Resources since April 1996. Ms. Kirkman joined the Company as Corporate Counsel in 1990 and was promoted to Vice President/Assistant General Counsel in 1994. Ms. Kirkman was an attorney in private practice in Dallas, Texas, from 1982 until 1987 and worked as a commercial and retail real estate broker in southern California from 1987 until 1990.

    JOHN C. MILLER, 43, joined the Company as Vice President-Special Concepts in September 1987. In October 1988, he was elected as Vice President--Joint Venture/Franchise and served in this capacity until August 1993 when he was promoted to Senior Vice President--New Concept Development. Mr. Miller was named Senior Vice President--Mexican Concepts in September 1994 and was subsequently elected Senior Vice President--Mexican Concepts President in October 1995. In April 1997, Mr. Miller was elected Senior Vice President--Romano's Macaroni Grill President. Prior to joining the Company, Mr. Miller worked in various capacities with the Taco Bueno Division of Unigate Restaurants.

    RUSSELL G. OWENS, 39, joined the Company in 1983 as Controller. He was elected Vice President of Planning in 1986 and Vice President of Operations Analysis in 1991. Mr. Owens was promoted to Senior Vice President of Operations Analysis in 1993 and was named Senior Vice President of Strategic Development--Italian Concepts in 1996. Mr. Owens was elected Executive Vice President and Chief Strategic Officer in June 1997 and became Chief Financial and Strategic Officer in September 1997. Prior to joining the Company, Mr. Owens worked for the public accounting firm, Deloitte & Touche.

    ROGER F. THOMSON, 49, joined the Company as Senior Vice President, General Counsel and Secretary in April 1993 and was promoted to Executive Vice President, General Counsel and Secretary in March 1994. In June 1996, Mr. Thomson was promoted to the position of Executive Vice President, Chief Administrative Officer, General Counsel and Secretary and was a Director of the Company from 1993 until 1995. From 1988 until April 1993, Mr. Thomson served as Senior Vice President, General Counsel and Secretary for Burger King Corporation. Prior to 1988, Mr. Thomson spent ten years at S & A Restaurant Corp. where he was Executive Vice President, General Counsel and Secretary.

CLASSES OF DIRECTORS

    For purposes of determining whether non-employee directors will be nominated for reelection to the Board of Directors, the non-employee directors have been divided into four classes. Each non-employee director will continue to be subject to reelection by the shareholders of the Company each year. However, after a non-employee director has served on the Board of Directors for four years, such director shall be deemed to have been advised by the Nominating Committee that he or she will not stand for reelection at the subsequent annual meeting of shareholders and shall be considered a "Retiring Director." Notwithstanding this policy, the Nominating Committee may determine that it is appropriate to renominate any or all of the Retiring Directors after first considering the appropriateness of nominating new candidates for election to the Board of Directors. The four classes of non-employee directors are as follows:
Messrs. Girouard, Humphries and Oesterreicher comprise Class 1 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2002 fiscal year. There are no members of Class 2. Messrs. Haggar, Kirk and Marcus comprise Class 3 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2000 fiscal year. Messrs. Carty, Cook and Staubach comprise Class 4 and will be considered Retiring Directors as of the annual meeting of shareholders following the end of the 2001 fiscal year.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company has established an Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee. The Executive Committee (currently comprised of Messrs. Brinker, McDougall, Cook, Marcus, and Staubach) met four (4) times during the fiscal year. The Executive Committee reviews material matters during the intervals between Board meetings, provides advice and counsel to Company management during such intervals, and has the authority to act for the Board on most matters during the intervals between Board meetings. In addition, the Executive Committee is also charged with assuring that the Company has a satisfactory succession management plan for all key management positions.

    All of the members of the Audit and Compensation Committees are directors independent of management who are not and never have been officers or employees of the Company. The Audit Committee is currently comprised of Messrs. Haggar and Humphries and met four (4) times during the fiscal year. Included among the functions performed by the Audit Committee are: the review with independent auditors of the scope of the audit and the results of the annual audit by the independent auditors, consideration and recommendation to the Board of the selection of the independent auditors for the next year, the review with management and the independent auditors of the annual financial statements of the Company, and the review of the scope and adequacy of internal audit activities.

    The Compensation Committee is currently comprised of Messrs. Cook, Haggar and Oesterreicher and it met four (4) times during the fiscal year. Functions performed by the Compensation Committee include: reviewing the performance of the Chief Executive Officer, approving key executive promotions, ensuring the reasonableness and appropriateness of senior management compensation arrangements and levels, the adoption, amendment and administration of stock-based incentive plans (subject to shareholder approval where required), management of the various stock option plans of the Company, approval of the total number of available shares to be used each year in stock-based plans, and approval of the adoption and amendment of significant compensation plans. The specific nature of the Committee's responsibilities as they relate to executive officers is set forth below under "Report of the Compensation Committee."

    The purposes of the Nominating Committee are to recommend to the Board of Directors potential non-employee members to be added as new or replacement members to the Board of Directors, to review the compensation paid to non-management Board members, and to recommend corporate governance guidelines to the full Board of Directors. The Nominating Committee will consider a shareholder-recommended nomination for director to be voted upon at the 1999 annual meeting of shareholders provided that the recommendation must be in writing, set forth the name and address of the nominee, contain the consent of the nominee to serve, and be submitted on or before May 21, 1999. The Nominating Committee is composed of Messrs. Brinker, McDougall, Kirk and Oesterreicher and it met two (2) times during the fiscal year.

DIRECTORS' COMPENSATION

    Directors who are not employees of the Company receive $1,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of any committee of the Board of Directors attended. The Company also reimburses directors for costs incurred by them in attending meetings of the Board.

    Directors who are not employees of the Company receive grants of stock options under the Company's 1991 Stock Option Plan for Non-Employee Directors and Consultants. A new director who is not an employee of the Company will receive as compensation (a) 20,000 stock options at the beginning of such director's term, and (b) an annual payment of $36,000, at least 25% of which must be taken in the form of stock options. If a director is appointed to the Board of Directors at any time other than at an annual meeting of shareholders, the director will receive a prorated portion of the annual cash compensation for the period from the date of election or appointment to the Board of Directors until the meeting of the Board of Directors held contemporaneous with the next annual meeting of shareholders. If a director elects to receive cash, the first payment will be made at the Board of Directors' meeting held contemporaneous with the next annual meeting of shareholders. The stock options will be granted as of the 60th day following such meeting (or if the 60th day is not a business day, on the first business day thereafter) at the fair market value on the date of grant. One-third ( 1/3) of the options will vest on each of the second, third and fourth anniversaries of the date of grant. If a director is a Retiring Director who is being nominated for an additional term on the Board of Directors, each such renominated director will receive an additional grant of 10,000 stock options at the beginning of such director's new term.

    For purposes of applying this compensation program to the current non-employee directors of the Company, the previous compensation program was blended with this compensation program in order to determine annual compensation payable to non-employee directors until such directors become Retiring Directors and leave the Board or are approved by the Nominating Committee to serve for an additional four years. Dr. Humphries previously has received a grant of 15,000 stock options and has received an annual cash retainer of $16,000; Mr. Oesterreicher previously has received a grant of 15,000 stock options and has received an annual cash retainer of $6,000. As Messrs. Humphries and Oesterreicher are currently Retiring Directors, if they are re-elected to the Board of Directors, they will be compensated according to the new compensation plan. If Mr. Girouard is elected to the Board of Directors, he will be compensated according to the new compensation plan. Messrs. Carty, Cook, Haggar, Kirk, Marcus, and Staubach are being compensated according to the new compensation plan.

    During the year ended June 24, 1998, the Board of Directors held six (6) meetings; each incumbent director attended at least 75% of the aggregate total of meetings of the Board of Directors and Committees on which he or she served.

                             EXECUTIVE COMPENSATION

    The following summary compensation table sets forth the annual compensation for the Company's five highest compensated executive officers, including the Chief Executive Officer, whose salary and bonus exceeded $100,000 in fiscal 1998.

SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                                                            ------------------------
                                                                              AWARDS       PAYOUTS
                                                                            -----------  -----------
                                                    ANNUAL COMPENSATION     SECURITIES    LONG-TERM
                                                  ------------------------  UNDERLYING    INCENTIVE      ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR       SALARY       BONUS        OPTIONS      PAYOUTS    COMPENSATION(1)
-------------------------------------  ---------  ----------  ------------  -----------  -----------  ----------------
Ronald A. McDougall..................       1998  $  861,442  $  1,033,731     200,000    $  76,633      $   30,397
President and Chief Executive Officer       1997  $  825,000  $    396,000     200,000    $  67,289      $   29,194
                                            1996  $  744,808  $   -0-          375,000    $  69,860      $   18,396

Douglas H. Brooks....................       1998  $  387,308  $    255,623      60,000    $  45,980      $   16,595
Executive Vice President and Chief          1997  $  333,654  $    120,462      50,000    $  33,645      $   20,818
  Operating Officer                         1996  $  311,058  $   -0-           90,000    $  31,049      $   12,830

Roger F. Thomson.....................       1998  $  334,692  $    267,754      50,000    $  57,475      $   16,501
Executive Vice President, Chief             1997  $  317,231  $    104,940      50,000    $  40,374      $   16,680
  Administrative Officer, General           1996  $  256,827  $   -0-           90,000    $  31,049      $    6,641
  Counsel and Secretary

Gerard V. Centioli...................       1998  $  289,841  $    231,783      50,000    $  30,653      $   58,686
Senior Vice President-- Emerging            1997  $  276,768  $    100,000      50,000    $  -0-         $   19,791
  Concepts President and Chief              1996  $  127,739  $   -0-           90,000    $  -0-         $    5,315
  Executive Officer

Russell G. Owens.....................       1998  $  286,577  $    229,262      50,000    $  37,473      $   13,319
Executive Vice President and Chief          1997  $  187,231  $     41,931      20,000    $  26,916      $   12,589
  Financial and Strategic Officer           1996  $  168,846  $   -0-           90,000    $  23,287      $    7,437

------------------------

(1) All other compensation represents Company match on deferred compensation.

OPTION GRANTS DURING 1998 FISCAL YEAR

    The following table contains certain information concerning the grant of stock options pursuant to the Company's 1992 Incentive Stock Option Plan to the executive officers named in the above compensation table during the Company's last fiscal year:

                                                                                           REALIZABLE VALUE OF
                                                 % OF TOTAL                              ASSUMED ANNUAL RATES OF
                                                  OPTIONS                                STOCK PRICE APPRECIATION
                                                 GRANTED TO                                 FOR OPTION TERM(1)
                                      OPTIONS   EMPLOYEES IN  EXERCISE OR  EXPIRATION   --------------------------
NAME                                  GRANTED   FISCAL YEAR   BASE PRICE      DATE           5%           10%
-----------------------------------  ---------  ------------  -----------  -----------  ------------  ------------
Ronald A. McDougall................    200,000       12.04%    $   14.00     10/31/07   $  1,760,905  $  4,462,479

Douglas H. Brooks..................     60,000        3.61%    $   14.00     10/31/07   $    528,271  $  1,338,744

Roger F. Thomson...................     50,000        3.01%    $   14.00     10/31/07   $    440,226  $  1,115,620

Gerard V. Centioli.................     50,000        3.01%    $   14.00     10/31/07   $    440,226  $  1,115,620

Russell G. Owens...................     50,000        3.01%    $   14.00     10/31/07   $    440,226  $  1,115,620

------------------------

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

    The following table shows stock option exercises by the named officers during the last fiscal year, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year-end. Also reported are the values for "in-the-money" options which represent the position spread between the exercise price of any such existing options and the $19.75 fiscal year-end price of the Company's Common Stock.

                                                                                            VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED       IN-THE-MONEY OPTIONS AT
                                    SHARES                   OPTIONS AT FISCAL YEAR END        FISCAL YEAR END
                                  ACQUIRED ON     VALUE      --------------------------  ---------------------------
NAME                               EXERCISE      REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
--------------------------------  -----------  ------------  -----------  -------------  ------------  -------------
Ronald A. McDougall.............      -0-          -0-          877,500        712,500   $  2,815,553   $ 5,046,875
Douglas H. Brooks...............      98,603   $  1,739,315     369,425        185,000   $  3,131,433   $ 1,297,500
Roger F. Thomson................      -0-          -0-          157,500        175,000   $    261,930   $ 1,240,000
Gerard V. Centioli..............      -0-          -0-           30,000        190,000   $    183,750   $ 1,307,500
Russell G. Owens................      -0-          -0-          100,447        145,000   $    610,099   $   981,250

LONG-TERM PERFORMANCE SHARE PLAN AND AWARDS

    Executives of the Company participate in the Long-Term Performance Share Plan. See "Report of the Compensation Committee--Long-Term Incentives" for more information regarding this plan. The following table represents awards granted in the last fiscal year under the Long-Term Performance Share Plan.

                                                                                   ESTIMATED FUTURE PAYOUTS
                                                                                  UNDER NON-STOCK BASED PLANS
                                                                                  ---------------------------
                                                                 NUMBER OF UNITS           (DOLLARS)
NAME                                                                 AWARDED         THRESHOLD       TARGET        MAXIMUM
---------------------------------------------------------------  ---------------  ---------------  ----------  ---------------
Ronald A. McDougall............................................         1,000            *         $  100,000         *
Douglas H. Brooks..............................................           600            *         $   60,000         *
Roger F. Thomson...............................................           750            *         $   75,000         *
Gerard V. Centioli.............................................           400            *         $   40,000         *
Russell G. Owens...............................................           575            *         $   57,500         *

------------------------

* Future payouts under the Long-Term Performance Share Plan have no minimum threshold and have no maximum limit as set forth in more detail in "Report of the Compensation Committee--Long Term Incentives."

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION PHILOSOPHY

    The executive compensation program is designed as a tool to reinforce the Company's strategic principles--to be a premier and progressive growth company with a balanced approach towards people, quality and profitability and to enhance long-term shareholder value. To this end, the following principles have guided the development of the executive compensation program:

    - Provide competitive levels of compensation to attract and retain the best qualified executive talent. The Committee strongly believes that the caliber of the Company's management group makes a significant difference in the Company's sustained success over the long term.

    - Embrace a pay-for-performance philosophy by placing significant amounts of compensation "at risk"--that is, compensation payouts to executives must vary according to the overall performance of the Company.

    - Directly link executives' interests with those of shareholders by providing opportunities for long-term incentive compensation based on changes in shareholder value.

    The executive compensation program is intended to appropriately balance the Company's short-term operating goals with its long-term strategy through a careful mix of base salary, annual cash incentives and long-term performance compensation including cash incentives and incentive stock options.

BASE SALARIES

    Executives' base salaries and total compensation are targeted to be competitive between the 75th and 90th percentiles of the market for positions of similar responsibility and scope to reflect the exceptionally high level of executive talent required to execute the growth plans of the Company. Positioning executives' base salaries at these levels is needed for attracting, retaining and motivating executives with the essential qualifications for managing the Company's growth. The Company defines the relevant labor market for such executive talent through the use of third-party executive salary surveys that reflect both the chain restaurant industry as well as a broader cross-section of companies from many industries. Individual base salary levels are determined by considering market data for each officer's position, level of responsibility, performance, and experience. The overall amount of base salary increases awarded to executives reflects the financial performance of the Company, individual performance and potential, and/or changes in an officer's duties and responsibilities.

ANNUAL INCENTIVES

    The Company's Profit Sharing Plan is a non-qualified annual incentive arrangement in which all corporate employees, including executives, participate. The program is designed to reflect employees' contribution to the growth of the Company's common stock value by increasing the earnings of the Company. The plan reinforces a strong teamwork ethic by making the basis for payouts to non-restaurant concept executives the same as for all other non-restaurant concept corporate employees and by making the basis for payouts to executives of one of the Company's restaurant concepts the same as for all other members of such restaurant concept's corporate team.

    At the beginning of a fiscal year, each executive is assigned an Individual Participation Percentage ("IPP") which is tied to the base salary for such executive and targets overall total cash compensation for executives between the 75th and 90th percentiles of the market. The IPPs reflect the Committee's desire that a significant percentage of executives' total compensation be derived from variable pay programs.

401(k) SAVINGS PLAN AND SAVINGS PLAN II

    On January 1, 1993, the Company implemented the 401(k) Savings Plan ("Plan I") and Savings Plan II ("Plan II"). These Plans are designed to provide the Company's salaried employees with a tax-deferred long-term savings vehicle. The Company provides a matching contribution equal to 25% of a participant's contribution, up to a maximum of 5% of such participant's compensation.

    Plan I is a qualified 401(k) plan. Participants in Plan I elect the percentage of pay they wish to contribute as well as the investment alternatives in which their contributions are to be invested. The Company's matching contribution for all Plan I participants is made in Company common stock. All participants in Plan I are considered non-highly compensated employees as defined by the Internal Revenue Service. Participants' contributions vest immediately while Company contributions vest 25% annually, beginning in the participant's second year of eligibility since Plan I inception.

    Plan II is a non-qualified deferred compensation plan. Plan II participants elect the percentage of pay they wish to defer into their Plan II account. They also elect the percentage of their deferral account to be allocated among various investment options. The Company's matching contribution for all non-officer Plan II participants is made in Company common stock, with corporate officers receiving a Company match in cash. Participants in Plan II are considered a select group of management and highly compensated employees according to the Department of Labor. A participant's contributions vest immediately while Company contributions vest 25% annually, beginning in the participant's second year of eligibility since Plan II inception.

LONG-TERM INCENTIVES

    All salaried employees above a specified grade level of the Company, including executives, are eligible for annual grants of tax-qualified and non-qualified stock options. By tying a significant portion of executives' total opportunity for financial gain to increases in shareholder wealth as reflected by the market price of the Company's common stock, executives' interests are closely aligned with shareholders' long-term interests. In addition, because the Company does not maintain any qualified retirement programs for executives, the stock option plan is intended to provide executives with opportunities to accumulate wealth for later retirement.

    Stock options are rights to purchase shares of the Company's Common Stock at the fair market value on the date of grant. Grantees do not receive a benefit from stock options unless and until the market price of the Company's common stock increases. Fifty percent (50%) of a stock option grant becomes exercisable two years after the grant date; the remaining 50% of a grant becomes exercisable three years after the grant date.

    The number of stock options granted to an executive is determined by the Compensation Committee and is based on grant guidelines set by the Compensation Committee that reflect market data and the officer's position within the Company.

    Executives also participate in the Long-Term Executive Profit Sharing Plan, a non-qualified long-term performance cash plan. This plan provides an additional mechanism for focusing executives on the sustained improvement in operating results over the long term. This is a performance-related plan using overlapping three-year cycles paid annually. Performance units (valued at $100 each) are granted to individuals and paid in cash based upon the Company's attainment of predetermined performance objectives. Long-term operating results are measured by evaluating both pre-tax net income (weighted 70%) and changes in shareholders' equity (weighted 30%) over three-year cycles. The Long-Term Executive Profit Sharing Plan will continue in effect through the cycle which includes fiscal years 1997, 1998, and 1999. The Long-Term Executive Profit Sharing Plan has been replaced by the Long-Term Performance Share Plan commencing with the cycle which includes fiscal years 1998, 1999, and 2000. The Long-Term Performance Share Plan is based on the Company's total shareholder return in comparison to the S&P 500 Index and the S&P Restaurant Industry Index. For executives to receive the target payout, the Company must perform at the 75th percentile of each index over the three-year cycle and must average at least 90% of its planned annual profit before taxes over the same three-year cycle.

PAY/PERFORMANCE NEXUS

    The Company's executive compensation program has resulted in a direct relationship between the compensation paid to executive officers and the Company's performance. See "Five-Year Total Shareholder Return Comparison" below.

CEO COMPENSATION

    The Compensation Committee made decisions regarding Mr. McDougall's compensation package according to the guidelines discussed in the preceding sections. Mr. McDougall was awarded a salary increase in the amount of 6.3%, effective June 25, 1998, to recognize his vast experience in the restaurant industry, the Company's performance under his leadership and his significant contributions to the Company's continued success. Mr. McDougall was granted 1,000 units under the Long-Term Executive Profit Sharing Plan for the cycle which includes fiscal years 1998, 1999, and 2000. Mr. McDougall was also granted 200,000 stock options under the Company's stock option plan. Approximately 51.6% of Mr. McDougall's compensation for 1998 was incentive pay pursuant to the Company's Profit Sharing Plan. Like all Company executives, Mr. McDougall's compensation is significantly affected by the Company's performance. In the 1998 fiscal year, Mr. McDougall's total compensation increased 52% from its level in the 1997 fiscal year.

FEDERAL INCOME TAX CONSIDERATIONS

    The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993. This section disallows a tax deduction for any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is the intent of the Company and the Compensation Committee to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws. The Compensation Committee believes that the Company's compensation programs provide the necessary incentives and flexibility to promote the Company's performance-based compensation philosophy while being consistent with Company objectives.

    The Compensation Committee's administration of the executive compensation program is in accordance with the principles outlined at the beginning of this report. The Company's financial performance supports the compensation practices employed during the past year.

                                          Respectfully submitted,
                                          COMPENSATION COMMITTEE

                                          DAN W. COOK, III
                                          J.M. HAGGAR, JR.
                                          JAMES E. OESTERREICHER

                 FIVE-YEAR TOTAL SHAREHOLDER RETURN COMPARISON

    The following is a line graph presentation comparing cumulative, five-year total shareholder returns on an indexed basis with the S&P 500 Index and the S&P Restaurant Industry Index. A list of the indexed returns follows the graph.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 BRINKER
              INTERNATIONAL       S&P 500    S&P RESTAURANTS
1993                    $100.00    $100.00            $100.00
1994                     $91.97    $101.41            $115.71
1995                     $75.55    $127.84            $152.17
1996                     $65.69    $161.08            $179.06
1997                     $62.41    $216.98            $187.26
1998                     $86.50    $282.42            $253.72

    The graph assumes a $100 initial investment and the reinvestment of dividends. The Common Stock prices shown are neither indicative nor determinative of future performance.

                                                           1993       1994       1995       1996       1997       1998
                                                         ---------  ---------  ---------  ---------  ---------  ---------
Brinker International..................................     100.00      91.97      75.55      65.69      62.41      86.50
S&P 500................................................     100.00     101.41     127.84     161.08     216.98     282.42
S&P Restaurants........................................     100.00     115.71     152.17     179.06     187.26     253.72

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the securities laws of the United States, the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates have been established for these reports and the Company is required to disclose in this proxy statement, any failure to file by these dates. Through an inadvertent omission, there was one late filing during the fiscal year by each of Messrs. Haggar, Humphries, Oesterreicher, and Staubach relating to a stock option grant during the 1996 fiscal year. Except as set forth herein, the Company believes that all filing requirements were satisfied. In making these disclosures and filing of the reports, the Company has relied solely on written representations from certain reporting persons.

                              CERTAIN TRANSACTIONS

    The policy of the Company is, to the extent practicable, to avoid transactions (except those which are employment related) with officers, directors, and affiliates. In any event, any such transactions will be entered into on terms no less favorable to the Company than could be obtained from third parties, and such transactions will be approved by a majority of the disinterested directors of the Company. Except for the transactions described below, there were no transactions required to be reported in the last fiscal year.

    On June 28, 1995, Mr. Norman Brinker contractually agreed to remain as Chairman of the Board (subject to annual reelection by the shareholders) through the 2001 fiscal year. Under this agreement, Mr. Brinker's compensation will not materially differ from his compensation on June 28, 1995. However, Mr. Brinker's total base compensation and profit sharing distributions in the 1998 through 2001 fiscal years will not exceed $1,000,000 per year. Upon Mr. Brinker's death, retirement or termination for cause, no further payment shall be made pursuant to this agreement.

    Upon the expiration of the agreement described above, Mr. Brinker will remain a consultant to the Company through the 2021 fiscal year. Mr. Brinker will be compensated commensurate with his continuing contributions to the Company; however, during this time, he will no longer participate in any of the Company's profit sharing plans or benefit programs. Upon Mr. Brinker's death, retirement or termination for cause, no further payment shall be made pursuant to the consulting agreement.

    The Company also entered into an agreement with Mr. Brinker whereby Mr. Brinker conveyed to the Company his likeness, biography, photo, voice and name to be used by the Company in all media, promotions, advertising, training, and other materials as the Company deems appropriate. He will receive as compensation $400,000 per year until the earlier of July 1, 2021 or his death.

    The Company owns an office building and leases an adjacent office complex containing three buildings in order to allow for the expansion of its corporate headquarters. A company controlled by Roger T. Staubach, a director of the Company, is a subtenant in this office complex and paid approximately $514,000 in rent to the Company during the 1998 fiscal year pursuant to a lease entered into with an unrelated party prior to the acquisition of the office complex by the Company. In addition, a company controlled by Mr. Staubach provided real estate brokerage services in connection with the purchase of land by the Company during the 1998 fiscal year and was paid $12,500 for such services by the property seller.

    Dan W. Cook, III, a director of the Company, is a limited partner of The Goldman Sachs Group, L.P., an investment banking firm that served as a financial advisor to the Company during the 1998 fiscal year.

                  APPROVAL OF STOCK OPTION AND INCENTIVE PLAN

    In September 1998, the Board of Directors, relying upon the recommendation of the Compensation Committee of the Board of Directors, adopted the Stock Option and Incentive Plan (the "Plan") subject to the approval of shareholders at the annual meeting, covering the issuance of up to 6,000,000 shares of

Common Stock of the Company. In addition, the Plan would include shares of Common Stock of the Company that are represented by awards granted under prior stock option plans of the Company which are forfeited, expire or are cancelled without the delivery of the underlying shares of Common Stock. The purpose of the Plan is to strengthen the Company's ability to attract and retain key employees and to provide an incentive to employees and other persons who will be responsible for the Company's future growth and continued success. The Plan provides more flexibility than the Company's 1992 Incentive Stock Option Plan (the "1992 Plan") in that it allows the issuance of stock options, stock appreciation rights, and restricted stock to eligible participants. At the annual meeting, the shareholders of the Company are being asked to approve the adoption of the Plan. A copy of the Plan is attached hereto as Appendix A. The following description is subject in all respects to the terms of the Plan.

SUMMARY OF THE PLAN

STOCK OPTIONS

    The Plan is designed to permit the granting of options to all employees of the Company and its subsidiaries (of which there were approximately 53,000 employees as of June 24, 1998), although the Company has historically granted options only to certain of its salaried employees. The administration of the Plan will be provided by the Compensation Committee which has the authority to determine the terms on which options are granted under the Plan. The Compensation Committee determines the number of options to be granted to eligible participants, determines the purchase price (not less than the fair market value of the Company's Common Stock on the date of option grant) and option period at the time the option is granted, and administers and interprets the Plan.

    The exercise price of options is payable in cash or the holder of an option may request approval from the Compensation Committee to exercise an option or a portion thereof by tendering shares of Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price.

    Both incentive stock options ("ISOs") and non-qualified stock options may be granted under the Plan. The Plan requires that the exercise price of an option will not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option. No ISO may be granted under the Plan to anyone who owns more than 10% of the outstanding Common Stock unless the exercise price is at least 110% of the fair market value of the Common Stock on the date of grant and the option is not exercisable more than five years after it is granted. There is no limit on the fair market value of ISOs that may be granted to an employee in any calendar year, but no employee may be granted ISOs that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000 and no employee may be granted more than 500,000 options and SARs (hereinafter defined) in a fiscal year. An option (or an installment thereof) counts against the annual limitation only in the year it first becomes exercisable.

TAX STATUS OF STOCK OPTIONS

    Pursuant to the Plan, the Compensation Committee shall determine whether an option will be an "ISO" or a "non-qualified option."

    INCENTIVE STOCK OPTIONS.  All stock options that qualify under the rules of
Section 422 of the Internal Revenue Code, will be entitled to ISO treatment. To receive ISO treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted or (ii) within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

    If an employee does not meet the two-year and one-year holding requirement, but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the employee's gain on exercise will be treated as ordinary income rather than a capital gain and the Company will receive a corresponding deduction at the time of sale. Any remaining gain on sale will be a short-term or a long-term capital gain, depending on the holding period of the stock.

    An optionee's stock option agreement may permit payment for stock upon the exercise of an ISO to be made with other shares of Common Stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

    NON-QUALIFIED STOCK OPTIONS. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of an option. Upon exercise of a non-qualified option an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any additional gain or loss after exercise realized by an optionee on subsequent disposition of such shares generally is a capital gain or loss and does not result in a tax deduction to the Company.

    INTERNAL REVENUE CODE SECTION 162(M). Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless compensation is performance-based. It is intended that the Plan meet the performance-based compensation exception to the limitation on deductions. The Plan meets the first requirement of this exception because no options will be awarded at an exercise price less than the fair market value of the stock on the date of grant. In addition, the administration of the plan by the Compensation Committee satisfies a second requirement for exemption from the $1,000,000 cap. A third requirement is satisfied due to the limitation on the number of shares that may be granted to any single employee during any fiscal year of the Company. The last requirement for exemption from the $1,000,000 cap is the approval of the Plan by the shareholders of the Company.

STOCK APPRECIATION RIGHTS AND STOCK AWARDS

    The Plan also permits the issuance of stock appreciation rights ("SARs") and restricted stock ("Stock Awards") (SARs and Stock Awards are collectively referred to as "Awards"). All employees of the Company and its subsidiaries are eligible to receive Awards under the Plan, although it is anticipated that only certain salaried employees will receive Awards. When an Award is made, the Compensation Committee will specify (a) the amount and form of the Award, (b) the objective performance goals, if any, that must be met in order for amounts to be payable pursuant to the Award, (c) the period, if any, during which the performance goals must be met, and (d) the period, if any, during which the participant must remain employed by the Company or a subsidiary as a condition of the Award ("Vesting Period"). The Compensation Committee may specify additional terms as it deems appropriate.

    The Compensation Committee may establish objective performance goals for Awards. The objective performance goals may relate to the performance of an employee's department or restaurant concept or the performance of the Company and its subsidiaries as a whole, or any combination of the two. The Compensation Committee may use any objectively determinable performance goals to measure performance. The Compensation Committee will establish the objective performance goals for Awards in writing before the beginning of the fiscal year, unless otherwise permitted under Section 162(m) of the Internal

Revenue Code. At the end of each performance period for which an Award relates, the Compensation Committee will determine whether and to what extent the performance goals have been met. Awards will not be paid to the extent that the performance goals are not met. If any performance goal, business criteria or target for an Award is affected by special factors, the Compensation Committee may make special adjustments in the performance goal, business criteria or target.

    Awards may also be subject to vesting requirements under which the participant must remain a full-time active employee of the Company or a subsidiary throughout a "Vesting Period" in order for the Award to be payable. Full or partial acceleration of vesting will occur in the event of death or disability. The Compensation Committee may accelerate vesting, in whole or in part, under such circumstances as the Compensation Committee deems appropriate, but subject to the requirements of Section 162(m) of the Internal Revenue Code. No employee may be granted more than 500,000 stock options and SARs in a fiscal year and the maximum payment that can be made to an employee relating to Stock Awards in a fiscal year is $1,000,000.

TAX STATUS OF SARS AND STOCK AWARDS

    Under the Internal Revenue Code, except as described below, if Awards are made in the form of restricted stock, no income will be realized by the employee upon the award of restricted stock. When restricted stock vests, the employee will recognize ordinary compensation income equal to the then fair market value of the shares. An employee may elect to make a "Section 83(b) election" under the Internal Revenue Code, in which case the employee will recognize income on the fair market value of the restricted stock at the time the shares are granted. A Section 83(b) election must be made within 30 days after the restricted stock is granted. The Company generally will be entitled to a federal income tax deduction at the time the employee recognizes income on the restricted stock.

    If Awards are made in the form of SARs, no income will be realized by the employee upon the award of SARs. When the SARs vest, the employee will recognize ordinary compensation income equal to the cash value of the SARs. The Company generally will be entitled to a federal income tax deduction at the time the employee recognizes income on the SARs.

    Grants of Awards are generally intended to meet the requirements of Section 162(m) of the Internal Revenue Code and, as such, to be exempt from the $1,000,000 deduction limit under most circumstances. The Plan is being submitted to the Company's stockholders for approval in order to comply with such requirements.

AMENDMENTS

    The Plan may be amended, altered or discontinued by the Compensation Committee without the approval of the shareholders, except that the Compensation Committee does not have the power or authority to adversely affect the rights of any participant or beneficiary of any stock options or Awards granted under the Plan prior to the date such amendment is adopted by the Compensation Committee in the absence of written consent to the change by the affected participant or beneficiary. The Compensation Committee, however, may make appropriate adjustments in the number of shares covered by the Plan, the number of outstanding options, option prices, and any restrictions on outstanding Awards to reflect any stock dividend, stock split, share combination, merger, consolidation, reorganization, liquidation, change in control, or the like, of or by the Company.

REQUIRED VOTE

    The favorable vote of the holders of a majority of the shares of Common Stock present and entitled to vote at the annual meeting in person or by proxy is required to approve the adoption of the Plan.

    The Board of Directors believes that approval of the Plan is in the best interest of the Company and that the Plan will strengthen the Company's ability to attract and retain key employees and furnish additional incentives to such persons by encouraging them to become owners of Common Stock of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL TO APPROVE THE ADOPTION OF THE PLAN.

                            SHAREHOLDERS' PROPOSALS

    Any proposals that shareholders of the Company desire to have presented at the 1999 annual meeting of shareholders must be received by the Company at its principal executive offices no later than May 21, 1999.

                              INDEPENDENT AUDITORS

    Representatives of KPMG Peat Marwick LLP, independent certified public accountants and auditors of the Company's financial statements, are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                                 MISCELLANEOUS

    The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers, and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

    The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended June 24, 1998, accompanying this Proxy Statement is not deemed to be a part of the Proxy Statement.

                                           By Order of the Board of Directors,
                                                     ROGER F. THOMSON
                                                        SECRETARY

Dallas, Texas
September 18, 1998

                                   APPENDIX A
                          BRINKER INTERNATIONAL, INC.
                        STOCK OPTION AND INCENTIVE PLAN
                                   SECTION 1
                                    GENERAL

    1.1 PURPOSE. The Brinker International, Inc. Stock Option and Incentive Plan (the "Plan") has been established by Brinker International, Inc. (the "Company") (i) to attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants' interests with those of the Company's other shareholders through compensation that is based on the Company's common stock; and thereby promote the long-term financial interest of the Company and the Related Companies, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

    1.2 PARTICIPATION. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Employees, those persons who will be granted one or more Awards under the Plan, and thereby become "Participants" in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

    1.3 OPERATION, ADMINISTRATION AND DEFINITIONS. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 7 of the Plan).

                                   SECTION 2
                                OPTIONS AND SARS

    2.1  DEFINITIONS.

       (a) The grant of an "Option" entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Options granted under this Section 2 may be either Incentive Stock Options or Non-Qualified Stock Options, as determined in the discretion of the Committee. An "Incentive Stock Option" is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in section 422(b) of the Code. A "Non-Qualified Option" is an Option that is not intended to be an "incentive stock option" as that term is described in section 422(b) of the Code.

       (b) A stock appreciation right (an "SAR") entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to all or a portion of the excess of:
           (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

    2.2 EXERCISE PRICE. The "Exercise Price" of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock as of the Pricing Date. For purposes of the preceding sentence, the

"Pricing Date" shall be the date on which the Option or SAR is granted, except that the Committee may provide that: (i) the Pricing Date is the date on which the recipient is hired or promoted (or similar event), if the grant of the Option or SAR occurs not more than 90 days after the date of such hiring, promotion or other event; and (ii) if an Option or SAR is granted in tandem with, or in substitution for, an outstanding Award, the Pricing Date is the date of grant of such outstanding Award.

    2.3 EXERCISE. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

    2.4 PAYMENT OF OPTION EXERCISE PRICE. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

       (a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in subsection 2.4(c), payment may be made as soon as practicable after the exercise).

       (b) The Exercise Price shall be payable in cash or by tendering shares of Stock (by either actual delivery of shares or by attestation, with such shares valued at the Fair Market Value as of the day of exercise), or in any combination thereof, as determined by the Committee.

       (c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

    2.5 SETTLEMENT OF AWARD. Distribution following exercise of an Option or SAR, and shares of Stock distributed pursuant to such exercise, shall be subject to such conditions, restrictions and contingencies as the Committee may establish. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or an SAR as the Committee determines to be desirable.

                                   SECTION 3
                               OTHER STOCK AWARDS

    3.1 DEFINITION. A Stock Award is a grant of shares of Stock or of a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future.

    3.2 RESTRICTIONS ON STOCK AWARDS. Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance measures. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute Company or business unit performance and/or on performance as compared with that of other publicly traded companies. If the right to become vested in a Stock Award granted under this Section 3 is conditioned on the completion of a specified period of service with the Company and the Related Companies, without achievement of performance measures or other objectives being required as a condition of vesting, then the required period of service for vesting shall be not less than three years (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant's death, disability, change in control or involuntary termination).

                                   SECTION 4
                          OPERATION AND ADMINISTRATION

    4.1 EFFECTIVE DATE. Subject to the approval of the shareholders of the Company at the Company's 1998 annual meeting of its shareholders, the Plan shall be effective as of September 3, 1998 (the "Effective Date"). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding.

    4.2  SHARES SUBJECT TO PLAN.

        (a) (i) Subject to the following provisions of this subsection 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (I) 6 million shares of Stock and (II) any shares of Stock that are represented by awards granted under any prior plan of the Company in which employees are eligible to participate (the "Prior Plans"), which are forfeited, expire or are canceled without delivery of shares of Stock or which result in the forfeiture of shares of Stock back to the Company. The 6 million shares of Stock described above in subsection 4.2(a)(i)(I) may be issued over a period of not less than three years from the Effective Date.

            (ii) Any shares of Stock granted under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

           (iii) If the Exercise Price of any stock option granted under the Plan or any Prior Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

            (iv) Shares of Stock delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Stock available for delivery under the Plan, to the extent that such settlement, assumption or substitution is a result of the Company or a Related Company acquiring another entity (or an interest in another entity).

       (b) Subject to subsection 4.2(c), the following additional maximums are imposed under the Plan:

            (i) The maximum number of shares of Stock that may be issued by
                Options intended to be Incentive Stock Options shall be 6 million shares.

            (ii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 3 (relating to Stock Awards) shall be 3 million shares.

           (iii) The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 2 (relating to Options and SARs) shall be 500,000 shares during any fiscal year.

            (iv) The maximum payment that can be made for awards granted to any one individual pursuant to Section 3 (relating to Stock Awards) shall be $1,000,000 for any single or combined performance goals established for any fiscal year. If an Award granted under

                 Section 3 is, at the time of grant, denominated in shares, the value of the shares of Stock for determining this maximum individual payment amount will be the Fair Market Value of a share of Stock on the first day of the applicable performance period.

       (c) Subject to the provisions of Section 6 hereof, in the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (i) the number and kind of shares which may be delivered under the Plan;
           (ii) the number and kind of shares subject to outstanding Awards; and
           (iii) the Exercise Price of outstanding Options and SARs as well as any other adjustments that the Committee determines to be equitable.

    4.3 LIMIT ON DISTRIBUTION. Distribution of shares of Stock or other amounts under the Plan shall be subject to the following:

       (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

       (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

    4.4 TAX WITHHOLDING. Whenever the Company proposes or is required to distribute Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any federal, state and local tax withholding requirements.

    4.5 PAYMENT SHARES. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of the Company or a Related Company assumed through the acquisition of another entity (or an interest in another entity).

    4.6 DIVIDENDS AND DIVIDEND EQUIVALENTS. An Award may provide the Participant with the right to receive dividends or dividend equivalent payments with respect to Stock which may be either paid currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

    4.7 PAYMENTS. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or a combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents.

    4.8 TRANSFERABILITY. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

    4.9 FORM AND TIME OF ELECTIONS. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

    4.10 AGREEMENT WITH COMPANY. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company (the "Agreement") in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

    4.11  LIMITATION OF IMPLIED RIGHTS.

       (a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any person.

       (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

    4.12 EVIDENCE. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

    4.13 ACTION BY COMPANY OR RELATED COMPANY. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the company.

    4.14 GENDER AND NUMBER. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

                                   SECTION 5
                                   COMMITTEE

    5.1 ADMINISTRATION. The authority to control and manage the operation and administration of the Plan shall be vested in the Compensation Committee (the "Committee") in accordance with this Section 5. The Committee shall be selected by the Board and shall consist of two or more members of the Board.

    5.2 POWERS OF COMMITTEE. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

       (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 6) to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the individual, the individual's present and potential contribution to the Company's success and such other factors as the Committee deems relevant.

       (b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code section 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

       (c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to establish terms and conditions of awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

       (d) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

       (e) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

       (f) Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted and is expressly stated in the Agreement reflecting the Award).

       (g) In controlling and managing the operation and administration of the Plan, the Committee shall act by a majority of its then members, by meeting or by writing filed without a meeting. The Committee shall maintain and keep adequate records concerning the Plan and concerning its proceedings and acts in such form and detail as the Committee may decide.

    5.3 DELEGATION BY COMMITTEE. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange and subject to the prior approval of the Board, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

    5.4 INFORMATION TO BE FURNISHED TO COMMITTEE. The Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an employee's or Participant's employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

                                   SECTION 6
                         ACCELERATION OF EXERCISABILITY
                    AND VESTING UNDER CERTAIN CIRCUMSTANCES

    Notwithstanding any provision in this Plan to the contrary, with regard to any Award of Options, SARs and Stock Awards to any Participant, unless the particular grant agreement provides otherwise, all Awards will become immediately exercisable and vested in full upon the occurrence, before the expiration or termination of such Option, SARs and Stock Awards or forfeiture of such Awards, of any of the events listed below:

       (a) a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or

       (b) the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

       (c) the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of a "tender offer" for stock of the Company subject to Section 14(d)(2) of the Exchange Act; or

       (d) the failure at any annual or special meeting of the Company's stockholders following an "election contest" subject to Rule 14a-11 promulgated under the Exchange Act, of any of the persons nominated by the Company in the proxy material mailed to stockholders by the management of the Company to win election to seats on the Board, excluding only those who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

                                   SECTION 7
                           AMENDMENT AND TERMINATION

    The Committee may, at any time, amend or terminate the Plan, provided that, subject to subsection 4.2 (relating to certain adjustments to shares) and
Section 6 hereof (relating to immediate vesting upon certain events), no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Committee.

                                   SECTION 8
                                 DEFINED TERMS

    For purposes of the Plan, the terms listed below shall be defined as follows:

       (a) AWARD. The term "Award" shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options, SARs, and Stock Awards.

       (b) BOARD. The term "Board" shall mean the Board of Directors of the Company.

       (c) CODE. The term "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

       (d) The term "Eligible Employee" shall mean any employee of the Company or a Related Company.

       (e) FAIR MARKET VALUE. For purposes of determining the "Fair Market Value" of a share of Stock, the following rules shall apply:

            (i) If the Stock is at the time listed or admitted to trading on any stock exchange, then the "Fair Market Value" shall be the last reported sale price of the Stock on the date in question on the principal exchange on which the Stock is then listed or admitted to trading. If no reported sale of Stock takes place on the date in question on the principal exchange, then the reported closing asked price of the Stock on such date on the principal exchange shall be determinative of "Fair Market Value."

            (ii) If the Stock is not at the time listed or admitted to trading on a stock exchange, the "Fair Market Value" shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

           (iii) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the "Fair Market Value" shall be as determined in good faith by the Committee.

       (f) EXCHANGE ACT. The term "Exchange Act" means the Securities Exchange Act of 1934, as amended.

       (g) RELATED COMPANY. The term "Related Company" means any company during any period in which it is a "parent company" (as that term is defined in Code section 424(e)) with respect to the Company, or a "subsidiary corporation" (as that term is defined in Code section 424(f)) with respect to the Company.

       (h) STOCK. The term "Stock" shall mean shares of common stock of the Company.

                          BRINKER INTERNATIONAL, INC.

                                     PROXY


     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Brinker International, Inc. (the "Company") to be held at the Cinemark 17 Theater, 11819 Webb Chapel Road, Dallas, Texas, on Thursday, October 29, 1998 at 10:00 a.m., local time, and the Proxy Statement in connection therewith, and (b) appoints Norman E. Brinker and Ronald A. McDougall, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as shown on the reverse side hereof or as directed via telephone.

     If more than one of the proxies listed on the reverse side shall be present in person or by substitute at the meeting or any adjournment thereof, all of said proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given or given via telephone.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR BY TELEPHONE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED AS FOLLOWS: FOR ALL NOMINEES FOR DIRECTOR NAMED; AND FOR THE PROPOSAL TO APPROVE THE COMPANY'S STOCK OPTION AND INCENTIVE PLAN. THE PROXIES ARE AUTHORIZED IN THEIR DISCRETION TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

                          (CONTINUED ON REVERSE SIDE)
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE





                            YOUR VOTE IS IMPORTANT!


                       YOU CAN VOTE IN ONE OF TWO WAYS:

1. Call TOLL FREE 1-800-840-1208 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                      OR

2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.


                                  PLEASE VOTE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                      Please mark
                                      your votes as  /X/
                                      indicated in
                                      the example

1. ELECTION OF DIRECTORS                      NOMINEES: 01 Norman E. Brinker     05 Dan W. Cook, III      09 Ronald Kirk
                                                        02 Ronald A. McDougall   06 Marvin J. Girouard    10 Jeffrey A. Marcus
 FOR all nominees            WITHHOLD                   03 Donald J. Carty       07 J.M. Haggar, Jr.      11 James E. Oesterreicher
listed to the right          AUTHORITY                  04 Gerard V. Centioll    08 Dr. Frederick S.      12 Roger T. Staubach
 (except as marked   to vote for all nominees                                       Humphries
  to the contrary)      listed to the right
       / /                     / /            INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below.
2. PROPOSAL TO APPROVE THE COMPANY'S
   STOCK OPTION AND INCENTIVE PLAN.           ---------------------------------------------------------------------------------
                                              ---------------------------------------------------------------------------------
      FOR    AGAINST    ABSTAIN                                    *** IF YOU WISH TO VOTE BY TELEPHONE,
      / /      / /        / /                                      PLEASE READ THE INSTRUCTIONS BELOW***
                                              ---------------------------------------------------------------------------------



SIGNATURE                                SIGNATURE                                DATE
          ------------------------------           ------------------------------      ------------

PLEASE DATE THIS PROXY AND SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON. WHERE THERE IS MORE THAN ONE OWNER, EACH SHOULD SIGN. WHEN SIGNING AS AN
ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN, OR TRUSTEE, PLEASE ADD YOUR
TITLE AS SUCH. IF EXECUTED BY A CORPORATION, THE PROXY SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER. PLEASE SIGN THIS PROXY AND RETURN IT PROMPTLY
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.
--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                              - VOTE BY TELEPHONE -

                          QUICK *** EASY *** IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

- After dialing the toll-free number listed below, you will be asked to enter a Control Number which is located in the box in the lower right hand corner of this card.

--------------------------------------------------------------------------------
OPTION #1: To vote as the Board of Directors recommends on ALL proposals:
           Press 1
--------------------------------------------------------------------------------

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------

  Proposal 1:  To VOTE FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

               To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

  Proposal 2:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
        PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF YOU VOTE BY PHONE.
--------------------------------------------------------------------------------

                CALL ** TOLL FREE ** ON A TOUCH TONE TELEPHONE

                           1-800-840-1208 - ANYTIME
                   There is NO CHARGE to you for this call.